Exhibit 10(a)
Kevin Cox
Chief Administrative Officer
GE Aerospace

October 2, 2023

Dear Rahul,

As a part of your appointment to Chief Financial Officer of the General Electric Company ( "GE" ) and GE Aerospace (the "Business") (together the "Company"), we are pleased to provide you with the following compensation package, effective September 7, 2023 (the "effective date"). You will continue to report to Larry Culp, Chairman of the Board and Chief Executive Officer. You will be based in Norwalk, CT, but travel to the GE Aerospace headquarters office in Cincinnati, Ohio, or other GE Aerospace facilities for an average of twelve (12) days per month with reasonable flexibility.

Salary:	$900,000 (US dollars) paid bi-weekly

Annual Executive Incentive Plan ("AEIP"):
You will be eligible for GE's Annual Executive Incentive Program or any successor or replacement program of the Business, with each year's Annual Bonus having a target of 110% of your base salary ("AEIP Target"). Payments are made in the Company's discretion and are typically based on business performance and individual performance, in each case including risk management and compliance. For the performance year 2023, your AEIP target will be prorated based on time spent at your prior bonus target of 100% through the effective date and new target of 110% for the remainder of 2023. Additionally, the financial performance metrics will be aligned to GE Aerospace through effective date and total Company for the remainder of 2023.

Long-Term Incentive Plan ("LTIP"):
The grant value of your 2024 annual equity award will be $4,760,000 (US dollars). LTIP awards are typically granted in March each year, with the award timing, type and terms determined by the Management Development and Compensation Committee of the Board of Directors.

Benefits:
You will be eligible to participate in all employee benefit plans generally available to similarly situated GE Officers and any successor plans of the Business. All aspects of these benefits will be governed by GE plans and polices, a summary of which is included as reference.

Restrictive Covenants. You agree that during your employment and for twelve (12) months following the termination of your employment with the Company, you will not on behalf of yourself or any entity of which you may be associated, enter into an employment, consultancy, or any similar contractual relationship, directly or indirectly, to provide services to any entity that provides products or services that

Exhibit 10(a)
Kevin Cox
Chief Administrative Officer
GE Aerospace

compete with GE Aerospace ("Competing Business"). Nor will you own, directly or indirectly, more than 2% of any Competing Business. Competing Businesses include:

•Entities that design, manufacture, repair, overhaul, or sell turbine engines or component parts for turbine engines used in business, commercial or military aircraft, or in marine or aeroderivative applications.
•Entities that manufacture or design cores, castings, forgings and/or coatings that are used in the manufacture of component parts for turbine engines.
•Entities in the aerospace industry that offer products or services that compete with products or services that at the time of your separation from employment, GE Aerospace offers or plans to offer in the areas of avionics, electrical power, structural components, software or additive technologies.
For a period of twelve (12) months following the termination of your employment with the Company, you will not cause, induce or encourage any actual or prospective client, customer, supplier, licensee or licensor of the Company, or any other person who has a business relationship with the Company, to terminate or modify any such actual or prospective relationships. The obligations in this provision are in addition to, and in no way should be viewed as inconsistent with, your obligations to protect and not disclose the Company's confidential and proprietary information, as more fully set forth in the Employee Innovation and Proprietary Information Agreement you will sign when you join the Company.
Severance Payment: If your employment with GE or the Business is terminated (i) by the Company other than for Cause or by you with Good Reason, (ii) due to death or disability or (iii) in connection with a change in control (as described below) that does not result in your receiving a comparable offer with the purchaser: (a) your sign on equity award will accelerate and vest in full, (b) all other equity awards that you have held for at least one year will accelerate and vest in full if your termination occurs on or before December 31, 2026, (c) you will receive the Company's standard Officer Severance package, which includes a lump sum payment equal to 18 months of base salary, and (d) assuming you remain employed through the first quarter of the year in which your employment terminates, you will receive a pro-rated AEIP payment. For purposes of this paragraph, a change in control shall occur if a person/entity acquires ownership of stock of GE or the Business, that, together with prior holdings, constitutes at least 50% of the total fair market value or total voting power of the outstanding shares of GE or your business, or a sale of substantially all of the assets of GE or your business. By way of clarity, the planned spin-off of GE Vernova does not constitute a change of control for purposes of this agreement.
For purposes of this letter: "Cause" shall mean the occurrence of any of the following: (1) your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) or comply with any valid and legal directive of the Company or the Board that is consistent with your position; (2) your engagement, or the discovery of your having engaged, in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company; (3) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony {or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (4) your willful or grossly negligent unauthorized disclosure of Confidential Information; (5) your material breach of any material obligation under this letter or any other written agreement between you and the Company which materially

Exhibit 10(a)
Kevin Cox
Chief Administrative Officer
GE Aerospace

harms or is reasonably likely to materially harm the Company; or (6) your willful material failure to comply with the Company's written policies or rules, as they may be in effect from time to time.
"Good Reason" shall mean the occurrence of any of the following, in each case without your written consent: (1) any reduction in your target compensation or any failure to pay any compensation when due; (2) any material breach by the Company of any material provision of this letter or any material provision of any other agreement between you and the Company; (3) a material, adverse change in your title, authority, duties, responsibilities or reporting relationships (other than temporarily while the you are physically or mentally incapacitated or as required by applicable law).

Compliance with Section 409A of the Internal Revenue Code. This Offer Letter shall be construed and administered consistently with the intent that payments under the Offer Letter be exempt from the requirements of Section 409A of the Code to the extent possible (i.e., applying the "short-term deferral" rule described in Treas. Reg.§ 1.409A-l(b)(4), the "two-year, two-time" rule described in Treas. Reg.§ 1.409A-1(b)(9) and/or another exemption), and to comply with the requirements of Section 409A (to avoid taxes and penalties thereunder) to the extent that Section 409A applies. Accordingly, the Company will modify this Offer Letter to the extent necessary to avoid the imposition of any such additional taxes, penalties or interest. In the unlikely event that this need arises, the Company will take reasonable efforts to provide advance notice to the Employee. All payments under this Offer Letter will be delayed to the extent necessary to comply with the rules in Section 409A(a)(2)(B)(i) (generally requiring a delay of six months after separation from service for certain payments made to top-SO officers determined in accordance with Company rules). For purposes of Section 409A, each installment in any series of payments shall be treated as a separate payment.

Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the company, its affiliates and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company and its affiliates. You further agree that you will abide by the Company's Employee Invention and Proprietary Information Agreement which you previously signed.
Please note, this offer is contingent upon your previous acceptance of the company's "Acknowledgement of Conditions of Employment". Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the company or its affiliate. This letter contains the entire understanding and agreement of the parties with respect to the subject matter hereof, and as of the effective date supersedes any prior negotiations, proposals and agreements.

Exhibit 10(a)
Kevin Cox
Chief Administrative Officer
GE Aerospace

Rahul, we are incredibly excited about your expanded scope. We look forward to your acceptance of this offer and response by email. If you have any questions, please let me know.

Chief Administrative Officer, GE Aerospace

cc. Larry Culp, Mike Holston, Caryn Steinert

Please signify your acceptance of this offer letter:

10-5-2023

Signature	Date